EXHIBIT 10.7
April 14, 2008
Jeffrey S. Saling
[Address]
Dear Jeff:
Congratulations! I am pleased to announce that you have been promoted to the position of Senior Vice-President, On-Demand reporting to Leslie Stretch, President and CEO. This promotion is effective as of April 8, 2008.
Furthermore, you will be awarded 21,000 shares of the common stock of Callidus Software Inc. in the form of Restricted Stock Units (RSUs). The RSUs will be awarded as of the last business day of May (May 30, 2008, specifically) in accordance with Company policy and the first vesting date will be July 31, 2008 and quarterly thereafter until such RSUs are fully vested in three years pursuant to Company policy regarding follow-on RSU grants. Also as a member of the executive management team, and as a section 16 officer of Callidus, you are eligible for Callidus’ Change of Control Agreement (the “Change of Control Agreement”) and Indemnification Agreement, each of which are attached hereto as Exhibit A and Exhibit B, respectively. You need to execute and return these agreements to Callidus for countersignature, at which time they will become effective.
Callidus is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company, or by you, with or without notice and with or without cause. With this new role, should you be involuntarily terminated other than for cause at any time, you shall receive a 7-month base pay severance payment (lump sum) and payment of your applicable COBRA for 7 months, in return for signing a full release of rights. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment.
Jeff, on behalf of Callidus Software, congratulations again!
Sincerely,
/s/ Leslie Stretch
Leslie Stretch
President and Chief Executive Officer
Callidus Software Inc.
cc:	Leslie Bowers
Paul Katawicz

/s/ Jeff Saling	4/28/08

Jeffrey S. Saling	Date